EXHIBIT 10.4

OPTIONABLE, INC.

FIRST AMENDEMENT TO NONSTATUTORY STOCK OPTION AGREEMENT

This First Amendment (this “Amendment”) to the Nonstatutory Stock Option Agreement is made and entered into as of March 1, 2011 by and between Optionable, Inc. (the “Company”) and Brad O’Sullivan (the “Optionee”).

WHEREAS, the Company and the Optionee entered into the Nonstatutory Stock Option Agreement (the “Agreement”) on June 29, 2010; and

WHEREAS, the Company and the Optionee desire to amend certain provisions of the Agreement.

NOW THEREFORE, for good and valuable consideration, the parties hereto hereby agree to as follows:

1.   Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.   For purposes of the Agreement and this Amendment, the “Plan” shall mean the Company’s 2004 Stock Option Plan as amended on March 1, 2011.

3.   Section 2 of the Agreement shall be deleted in its entirety and shall be replaced by the following in lieu thereof:

2.  Exercise Price.  The exercise price per share (“Exercise Price”) for the Shares covered by the Option shall be $0.02.

4.  The following paragraph shall be added to the end of Section 3 of the Agreement:

If the Optionee resigns for Good Reason (as defined in the Plan) or has his employment with, or services to, the Company terminated without Cause (as defined in the Plan), or is not nominated for re-election to the Board of Directors without Cause, then all his Options shall be fully vested and exercisable on the effective date of such resignation or termination of services or employment.

5.   Subsection 4(b) of the Agreement shall be deleted in its entirety and shall be replaced by the following in lieu thereof:

(b)  Termination.  The Option shall terminate and shall no longer be exercisable, even if vested, upon the earliest to occur of (i) any of the events in Section 11 of the Plan and (ii) the second year anniversary of the effective date of the Optionee’s (A) resignation for Good Reason (as defined in the Plan), (B) termination of employment with, or services to, the Company without Cause (as defined in the Plan), or (C) termination of services as a Director after the Board of Directors fail without Cause to nominate the Optionee for re-election to the Board of Directors.

6.  Subsection 5(a) of the Agreement shall be deleted in its entirety and shall be replaced by the following in lieu thereof:

(a)  Exercisability.   The Option shall be exercisable at any time prior to its termination pursuant to Section 11 of the Plan only to the extent of the Vested Percentage as of that time; provided that if the Optionee resigns for Good Reason,  if the Optionee’s employment with, or services to, the Company is terminated without Cause, or if the Optionee’s services as a Director is terminated after the Board of Directors fails without Cause to nominate him for re-election to the Board of Directors, then all his Options shall be fully exercisable and vested on the effective date of such resignation or termination of services or employment; provided further that all Options shall immediately vest and be exercisable in the event of a Change of Control of the Company.

7.  Section 6 of the Agreement shall be deleted in its entirety and shall be replaced in lieu thereof with the following:

6.   Securities Law Restrictions and Registration Rights.

(a)  The grant of the Option and the issuance of Shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations.  As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be reasonably requested by the Company.

(b)  The Company shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purposes of covering the issue of Shares; provided that if the Optionee resigns for Good Reason, if his employment with, or services to, the Company is terminated without Cause, or if his services as a Director is terminated after the Board of Directors fails without Cause to nominate him for re-election to the Board of Directors, then the Optionee shall have the right to require the Company use its best efforts to file, at the Company’s sole cost and expense, a registration statement promptly upon the Company’s receipt of Optionee’s written request. The Company shall not be obligated to file more than one registration under such demand rights.

8.  In Subsection 8(b) of the Agreement, the words “Section 9(a)” shall be deleted and replaced by the words “Section 8(a)” in lieu thereof.

9.  In the last sentence of Subsection 10(a) of the Agreement, the words “Section 10” shall be deleted in its entirety and replaced by the words “Section 13 of the Plan” in lieu thereof.

10.   In Section 11 of the Agreement, the following address shall be inserted into the blank space left for notices or other communications to the Company: 55 Saint Marks Place, Suite 4, New York, New York 10003.

11.  In Section 15 of the Agreement, “State of “Delaware” shall be deleted in its entirety and replaced by “State of New York” in lieu thereof.

12.   Exhibit A of the Agreement shall be deleted in its entirety.

    13.   Except as specifically set forth herein, this Amendment shall have no effect on the terms and conditions set forth in the Agreement, which terms and conditions shall continue to be of full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern and control.

14.  This Amendment shall be governed by the laws of the State of New York, without regards to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

OPTIONABLE, INC.	OPTIONEE

Matthew L. Katzeff	Brad O’Sullivan
Chief Financial Officer